EXECUTIVE LIFE INSURANCE AGREEMENT
     This AGREEMENT is made as of the ___day of                     , 200_, by and between                                          (the “Executive”), GOODRICH CORPORATION (the “Company”), a New York corporation, and JPMORGAN CHASE BANK, N.A. (formerly, Bank One Trust Company, N.A.) (the “Trustee”) as trustee of the Amended And Restated Trust Under Non-Qualified Deferred Compensation Plans Sponsored By Goodrich Corporation (formerly known as the “Trust under The B.F.Goodrich Company Non-Qualified Benefit Security Plan”) (the “Trust”) (collectively, the “Parties”).
RECITALS
     WHEREAS, the Executive and the Company have entered into a Split Dollar Collateral Assignment Insurance Agreement dated May 1, 1998 (the “Split Dollar Agreement”) pursuant to which the Executive owns a certain life insurance policy listed in the Exhibit A attached hereto (the “Policy”), the Company holds an Assignment dated May 1, 1998 (the “Assignment”) granting it specific interests in the Policy, and the Trust holds a Sub-Assignment effective May 1, 1998 (“Sub-Assignment”) to the Assignment granting it specific interests in the Policy (collectively, the “Split Dollar Program”);
     WHEREAS, the Company has determined that the Split Dollar Program no longer meets the business purposes of the Company; and
     WHEREAS, the Parties desire to terminate the Split Dollar Program, release their respective rights under the Split Dollar Agreement, the Assignment, and the Sub-Assignment and enter into this Agreement.
     NOW, THEREFORE, in consideration of the promises and other valuable consideration between the Parties (including continuation of the Executive’s at-will employment) it is agreed as follows:
ARTICLE I
TERMINATION OF SPLIT DOLLAR PROGRAM
     The Split Dollar Program shall be terminated and all rights, benefits and obligations derived from such instruments or any other documents (including any related correspondence) by or of the Executive shall be cancelled. Contemporaneous with the transfer contemplated under Article IV, the Assignment held by the Company and the Sub-Assignment held by the Trust shall be released. Each Party agrees to take such further action, do such other things and execute such other written instruments as shall be necessary and proper to carry out the termination of the Split Dollar Program and release of the Assignment and the Sub-Assignment and transfer all rights of ownership of the Policy to the Trust.
     The Parties hereby acknowledge and agree that in the event of the death of the insured under the Policy including at any time prior to the consummation of the transfer of the Policy to the Trust as contemplated under this Agreement, the Trust shall be entitled to receive the payment of any death benefit otherwise paid or payable under the terms of the Policy.

ARTICLE II
COMPANY OBLIGATIONS
     Subject to the terms and conditions of this Agreement, the Company shall release the Assignment held by the Company.
ARTICLE III
TRUST’S OBLIGATIONS AND RIGHTS
     3.1 Subject to the terms and conditions of this Agreement, the Trust shall release the Sub-Assignment held by the Trust.
     3.2 Subject to the terms and conditions of this Agreement and the terms of the Trust, the Trust shall become the sole owner of the Policy and may exercise all rights of ownership granted to the policyholder by the terms of the Policy, including but not limited to the right to borrow against the Policy, the right to assign its interest in the Policy, the right to change the beneficiary(ies) of the Policy, the right to exercise settlement options and the right to surrender or cancel the Policy.
ARTICLE IV
EXECUTIVE’S OBLIGATIONS
     Subject to the terms and conditions of this Agreement, the Executive shall transfer all rights of ownership of the Policy, to the extent held by the Executive, to the Trust.
ARTICLE V
AMENDMENT OR TERMINATION
     This Agreement shall not be modified, amended or terminated except by a written agreement of the Company, the Executive, and the Trustee. This Agreement and any amendment hereto shall inure to the benefit of and shall be binding upon the heirs, personal representatives, successors and assigns of each party to this Agreement.
ARTICLE VI
FURTHER PERFORMANCE
     6.1 Each of the Parties, for itself and its heirs, beneficiaries, personal representatives, trustees, successors and assigns, agrees to take such further action, do such other things, and execute such other writings as shall be necessary and proper to carry out the terms and provisions of this Agreement.
     6.2 The Executive shall provide, to the extent within the possession of the Executive, or shall take action to cause the issuing insurance company or other appropriate party to provide, information as may be reasonably requested by the Company, the Trust or their designated agents with respect to the Policy which is necessary or desirable in order to permit the Company, the Trust or their designated agents to verify the Company’s on-going obligation with respect to this Agreement or to comply with any financial reporting, disclosure or other obligations under applicable law.

ARTICLE VII
MISCELLANEOUS
     7.1 This Agreement shall be personal to the Executive and shall not be construed to grant or imply any right of any employee or other executive of the Company to enter into any similar arrangement.
     7.2 All notices required to be given shall be in writing and sent by regular, overnight, certified or registered mail to the last known address of the Party. Notice shall be deemed given within five business days after the notice is provided to the delivery service for service.
     7.3 This Agreement shall be subject to and construed in accordance with the laws of North Carolina; provided, that the conflicts of laws principles shall not apply to the extent that they would operate to apply the laws of another State or Commonwealth.
     IN WITNESS WHEREOF, the Parties have executed this Executive Life Insurance Agreement as of the day and year first written above.

EXECUTIVE	GOODRICH CORPORATION

By:

Its:

JPMORGAN CHASE BANK, N.A. (formerly, Bank One Trust Company)

By:

Its:

Exhibit A
LIFE INSURANCE POLICY

Insured	Carrier	Policy Number